Exhibit (a)(1)(E)

KEYCORP

OFFER TO EXCHANGE

Common Shares of KeyCorp

for any and all shares of KeyCorp’s

7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A

Dated June 3, 2009

The Exchange Offer will expire at 11:59 p.m., New York City time, on June 30, 2009 (unless extended or earlier terminated).

To:	BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

KeyCorp, an Ohio corporation, is offering to exchange its common shares, par value $1.00 per share (the “Common Shares”), for any and all of KeyCorp’s 5,035,300 outstanding shares of 7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, par value $1.00 per share and $100 liquidation preference per share (the “Series A Preferred Stock”) upon and subject to the terms and conditions set forth in the Offer to Exchange and the Letter of Transmittal (together, the “Offer Documents”).

We are requesting that you contact your clients for whom you hold Series A Preferred Stock regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Series A Preferred Stock registered in your name or in the name of your nominee, or who hold Series A Preferred Stock registered in their own names, we are enclosing the following documents:

1. The Exchange Offer dated June 3, 2009;

2. The Letter of Transmittal (for your use and for the information of your clients);

3. A form of letter that may be sent to your clients for whose account you hold Series A Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

4. Return envelopes addressed to Computershare Trust Company, N.A., the Exchange Agent for the Exchange Offer; and

5. A form of Notice of Withdrawal.

YOUR PROMPT ACTION IS REQUESTED BEFORE THE EXPIRATION DATE.

The Depository Trust Company (“DTC”) participants may tender their shares of Series A Preferred Stock by (i) validly transmitting their acceptance to DTC through DTC’s Automated Tender Offer Program (“ATOP”) or (ii) completing, signing and dating the Letter of Transmittal according to the instructions set forth in the Offer Documents and delivering the Letter of Transmittal, together with any signature guarantees, and any certificates representing the Series A Preferred Stock and other required documents to the Exchange Agent at its address set forth in this Letter of Transmittal, all in accordance with the instructions set forth in the Offer Documents.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Exchange Offer and the related documents to the beneficial owners of Series A Preferred Stock held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Series A Preferred Stock pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Computershare Trust Company, N.A., the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

KEYCORP

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF KEYCORP, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER DOCUMENTS.

Enclosures